# AMENDMENT NO. 1
# TO
# PARTICIPATION AGREEMENT

Effective April 1, 2010, The Participation Agreement, (the "Agreement"), dated May 1, 2003 by and among MONY Life Insurance Company of America("Company"), Oppenheimer Variable Account Funds ("Funds") and OppenheimerFunds, Inc., (collectively, the "Parties") is hereby amended as follows:

**WHEREAS,** the Parties wish to enable the Company to offer shares of the portfolios of Oppenheimer Variable Account Funds in every Company separate account.

The Parties hereby agree to amend the Agreement by:

1. Schedule 1. Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the attached "Schedule 1".

2. Schedule 2. Schedule 2 is hereby deleted in its entirety and replaced with the attached "Schedule 2".

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

**OPPENHEIMER VARIABLE ACCOUNT FUNDS**

By: Brian W. Wixted
Name: Brian W. Wixted
Title: Treasurer

**OPPENHEIMERFUNDS, INC.**

By: Christina M. Nasta
Name: Christina Nasta
Title: VP

**MONY LIFE INSURANCE COMPANY OF AMERICA,**
on behalf of itself and its separate accounts

By:
Name: Steven M. Joenk
Title: Senior Vice President

## SCHEDULE 1

| Separate Accounts | Products |
| --- | --- |
| MLOA "L" | All Products funded by the Separate Accounts. |
| MLOA "A" | |
| MLOA "P" | |

## SCHEDULE 2

The Fund agrees to make available each of its Portfolios, with the exception of Oppenheimer Money Fund/VA. Portfolios include both service class and non service class shares.